EXHIBIT 3

ARTICLES OF AMENDMENT

OF

MINES MANAGEMENT, INC.

Pursuant to the provisions of the Idaho Business Corporation Act, Title 30 Chapter 1 Part 10, the following Articles of Amendment to Articles of Incorporation are submitted for filing.

ARTICLE I

The name of this corporation is Mines Management, Inc. (the "Corporation").

ARTICLE II

The amendment to Article VI of the Articles of Incorporation as adopted is as follows:

Board of Directors

The number of directors constituting the Board of Directors of this corporation may be increased or decreased from time to time in the manner specified in the Bylaws of this corporation.

ARTICLE III

The amendment provides for no exchange, classification, or cancellation of issued shares.

ARTICLE IV

The amendments were adopted on October 6, 2003.

ARTICLE V

There were 7,516,448 shares of common stock issued and outstanding and entitled to vote upon the amendment to the Articles of Incorporation. No votes were entitled to be cast by voting groups voting separately. XXX shares were represented in person or by proxy at the meeting held to consider and vote upon the amendment to the Articles of Incorporation. The results of the voting were as follows:

Shares voted in favor of the amendment

__________________ (  X%)

Shares voted against the amendment:

__________________ (  X%)

Shares abstaining from voting:

__________________ (  X%)

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed on this __ day of ____, 2003.

Mines Management, Inc.

By____________________________

     Glenn M. Dobbs, President